FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Union Street Trust II

Fund	Fidelity Municipal Money Market Fund
Trade Date	3/13/2015
Settle Date	3/25/15
Security Name	CT ST GO 15A 2% 03/15/16
CUSIP	20772JZQ8
Price	101.727
Transaction Value	$ 8,951,976.00
Class Size	$ 200,000,000
% of Offering	4.400%
Underwriter Purchased From	Citigroup
Underwriting Members: (1)	Citigroup
Underwriting Members: (2)	Barclays
Underwriting Members: (3)	Loop Capital Markets
Underwriting Members: (4)	Roosevelt & Cross, Inc.
Underwriting Members: (5)	Siebert Brandford Shank & Co., L.L.C.
Underwriting Members: (6)	BofA Merrill Lynch
Underwriting Members: (7)	Cabrera Capital Markets, LLC
Underwriting Members: (8)	Edward D. Jones & Co., L.P.
Underwriting Members: (9)	Estrada Hinojosa & Company, Inc.
Underwriting Members: (10)	Fidelity Capital Markets
Underwriting Members: (11)	Goldman Sachs & Co.
Underwriting Members: (12)	Morgan Stanley
Underwriting Members: (13)	Piper Jaffray & Co.
Underwriting Members: (14)	Raymond James
Underwriting Members: (15)	RBC Capital Markets, LLC
Underwriting Members: (16)	Rice Financial Products Company
Underwriting Members: (17)	The Williams Capital Group, L.P.